January 14, 2002

To our Shareholders:

         It has been about four months since I last reported to you and I felt that an update would be in order.

         Our share price is still languishing and seems to be a little affected by the malaise in investing in small companies that has existed since September 11.

         Our Company continues to produce positive EBITDA and will finish 2001 with a healthy EBITDA number as we will have produced positive EBITDA for all four quarters of the year.

         Somehow the results we have produced have been ignored by investors and I plan to take some actions to tell our story to some new investors, as well as existing shareholders, over the next few months.

         Since my last letter to you, we have had the following events which, if you were not aware of them, I thought may be of interest:

1. We were approached by QUALCOMM who wished to purchase our Boatracs division. Unfortunately we were not able to agree on a price that our Board of Directors felt adequately represented the value in that operating division. Boatracs continues to throw off a very healthy cash flow and we are not at all unhappy to continue our ownership. We will, however, continue to explore avenues that will enhance shareholder value.

2. We are currently sitting on a backlog of business of about $2 million, the highest in Company history. The bulk of this is a result of orders for classified equipment subsequent to September
              11. We have been informed that these types of orders are likely to increase over the course of 2002 and beyond.

3. Many of you who follow the war in Afghanistan will have seen positive publicity about the Predator, an unmanned aerial surveillance craft. We manufacture one of the most crucial elements of that craft, the video compression, which has proven to provide outstanding clarity of picture details on the ground below, and is also used in controlling the craft during flight and for take-off and landing.

4. We have nearly completed the project in Taiwan and have started work on a project in Mexico. We also hope to announce details of some additional systems integration projects in other countries in the near future.

Once again, management is confident that when the investing community finds out more about how we are doing, we should see some positive impact on shareholder value.


Yours sincerely,


/S/ Michael L. Silverman

Michael L. Silverman,
Chief Executive Officer,
Chairman of the Board





Legal Disclosure

         Statements within this news release which are not historical facts, including statements about strategies and expectations for new and existing products, technologies, and opportunities are forward-looking statements that involve risks and uncertainties. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those set forth in the risk factors identified in the company's filings with the Securities and Exchange Commission, particularly its Form 10-KSB for the year ended 12/31/00. The company undertakes no obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events.